Exhibit 99.1
FOR IMMEDIATE RELEASE
THURSDAY, SEPTEMBER 7, 2006

Crystal River’s management will host a dial-in teleconference reviewing its second quarter 2006 results on Friday, September 8, 2006, at 9:00 a.m. (EDT). The teleconference can be accessed by dialing 800-289-0572 or 913-981-5543 (International). A replay of the recorded message will be available through Tuesday, September 12, 2006. The replay can be accessed by dialing 888-203-1112 or 719-457-0820 (International) and entering passcode 7445599. A webcast of the recorded call will be available at http://ir.crystalriverreit.com.
CRYSTAL RIVER CAPITAL, INC. REPORTS SECOND QUARTER 2006 RESULTS
NEW YORK, NY—September 7, 2006—Crystal River Capital, Inc. (“Crystal River” or the “Company”) (NYSE:CRZ) today announced earnings results for the first time as a public company.
Highlights
•	Net income of $6.0 million, or $0.34 per share, for the quarter ended June 30, 2006

•	Second quarter 2006 operating earnings totaled $11.1 million, or $0.64 per share, which represents an increase of $1.8 million, or 19%, over the first quarter of 2006, and an increase of $6.2 million, or 127%, over the quarter ended June 30, 2005

•	Annualized return on equity of 11.77% on second quarter operating earnings

•	Net interest income for the quarter increased 84% to $13.9 million, or $0.79 per share, compared with the comparable period in 2005
Net income for the quarter ended June 30, 2006 totaled $6.0 million, or $0.34 per share, compared to net income of $0.3 million, or $0.02 per share, for the same period in 2005 and net income of $15.4 million, or $0.88 per share, for the quarter ended March 31, 2006. The increase in net income over the second quarter of 2005 is a result of our purchase of approximately $585 million of Commercial Real Estate investments (CMBS and Real Estate Loans) and non-Agency mortgage-backed securities during the twelve-month period since June 30, 2005. The decline in net income during the second quarter of 2006 compared to the first quarter of 2006 was primarily due to lower realized and unrealized income on derivatives in the second quarter. Interest rates stabilized in the second quarter of 2006 compared to the first quarter of 2006 and spreads tightened on our credit default swaps during the quarter, and as a result, our realized and unrealized income on derivatives and credit default swaps in the second quarter was lower than in the first quarter.
Operating earnings (defined below) for the quarter ended June 30, 2006 increased to $11.1 million, or $0.64 per share. This represents an increase of $6.2 million, or 127%, over the second quarter 2005 and an increase of $1.8 million, or 19%, over the first quarter 2006. Crystal River’s operating earnings for the second quarter of 2006 represent an annualized return on average common stockholders’ equity of 11.77% for the quarter, compared to 9.79% for the first quarter of 2006.
Net interest income for the quarter ended June 30, 2006 was $13.9 million, or $0.79 per share, an 84% increase over the second quarter of 2005. Net interest income for the quarter ended March 31, 2006 totaled $12.1 million, or $0.69 per share.

Clifford Lai, Chief Executive Officer and President of Crystal River, stated that “the increase in operating earnings was achieved despite an increase in financing costs. Our continued redeployment of capital from Agency MBS into higher-yielding commercial real estate investment opportunities, together with the hedging of our financing costs through interest rate swaps, continues to be accretive to earnings.”
Investment Activity
During the twelve months ending June 30, 2006, Crystal River continued to build its investment portfolio by increasing its commercial MBS investments by $254.8 million, non-agency residential MBS investments by $233.1 million and real estate loans by $97.1 million.
As of June 30, 2006, the estimated value of the Company’s investment portfolio totaled $2,828.3 million, compared to $2,585.7 million as of December 31, 2005, and $2,868.8 million as of March 31, 2006. The decrease in the portfolio from March 31, 2006 was due primarily to the sale of a portion of the Agency MBS portfolio during the second quarter.
Crystal River uses interest rate swaps to mitigate the duration risk associated with its funding of fixed-rate securities and hybrid adjustable-rate mortgage securities (ARMs). The notional amount of the Company’s interest rate swaps as of June 30, 2006 totaled $1.4 billion and had an average life in excess of 2.5 years and an average pay-fixed interest rate of 4.42%, compared to the three-month LIBOR in effect at June 30, 2006 of 5.51%.
Impairments
Net income for the quarter ended June 30, 2006 included an impairment charge of $5.7 million, compared to $1.3 million for the first quarter of 2006 and no impairment for the second quarter of 2005. The impairment charge for the quarter ended June 30, 2006 was attributable to a $1.8 million charge against Agency ARMs and a $3.0 million charge against CMBS that the Company identified as candidates for sale, as well as a $0.9 million credit impairment on one commercial MBS investment.
Investment Portfolio Purchases and Sales
Crystal River purchased $242.8 million par amount of investments during the quarter ended June 30, 2006. During that quarter, the Company sold three Agency ARMs that initially had been designated as impaired during the fourth quarter 2005 for proceeds totaling $114.4 million.
Initial Public Offering
Crystal River completed its initial public offering on August 2, 2006. A total of 7,500,000 shares of common stock were sold at a price of $23.00 per share. Net proceeds to Crystal River, after underwriting discounts but before expenses, totaled approximately $162.4 million.
Additional Information
The Company intends to file its Form 10-Q for the quarter ended June 30, 2006, with the Securities and Exchange Commission by Monday, September 11, 2006. Please read the Form 10-Q carefully as it contains Crystal River’s condensed consolidated financial statements and footnotes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations. The Form 10-Q also will be made available under the Investor Relations section of Crystal River’s website at http://ir.crystalriverreit.com.
About Crystal River
Crystal River Capital, Inc. is a publicly-traded real estate investment trust (NYSE: CRZ) that invests in real estate related securities, real estate loans and instruments, and various other asset classes. Crystal River is externally managed and advised by Hyperion Brookfield Crystal River Capital Advisors, LLC, a wholly-

owned subsidiary of Hyperion Brookfield Asset Management, Inc., and has retained Brookfield Crystal River Capital L.P. and Ranieri & Co., Inc. as sub-advisors. Crystal River’s investment philosophy is predicated on the concept of relative value. The Company intends to invest in opportunities along the real estate investment spectrum that are consistent with its goals of sustainable income and strong asset performance. Crystal River’s manager and its affiliates have extensive experience managing Crystal River’s targeted asset classes for institutional and retail investors. Crystal River commenced operations in March 2005; and as of June 30, 2006 had in excess of $3.1 billion in assets.
Forward-Looking Information
This news release, and our public documents to which we refer, contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements that are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms or the negative of those terms. Although we believe that the expectations contained in any forward-looking statement are based on reasonable assumptions, we can give no assurance that our expectations will be attained. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, changes in interest rates, changes in yield curve, changes in prepayment rates, the effectiveness of our hedging strategies, the availability of mortgage-backed securities and other targeted investments for purchase and origination, the availability and cost of capital for financing future investments and, if available, the terms of any such financing, changes in the market value of our assets, changes in business conditions and the general economy, competition within the specialty finance sector, changes in government regulations affecting our business, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes and other risks disclosed from time to time in our filings with the Securities and Exchange Commission. We do not undertake, and specifically disclaim any obligation, to publicly release any update or supplement to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Crystal River Capital, Inc.
Condensed Consolidated Statement of Income (UNAUDITED)
(amounts in thousands, except share and per share data)

	Three	Three	Six
	Months	Months	Months
	Ended	Ended	Ended
	June 30,	June 30,	June 30,
	2006	2005	2006
REVENUES
Net interest income:
Interest income — available for sale securities	$42,815	$14,794	$81,174
Interest income — real estate loans	2,478	301	5,089

Total interest income	45,293	15,095	86,263
Less interest expense	(31,425)	(7,542)	(60,276)

Net interest income	13,868	7,553	25,987

Expenses
Management fees, related party	1,635	1,749	3,312
Professional fees	753	682	1,514
Insurance expense	99	77	190
Directors’ fees	92	27	236
Miscellaneous	157	121	249

Total expenses	2,736	2,656	5,501

Income before other revenues (expenses)	11,132	4,897	20,486

Other revenues (expenses)
Realized net loss on sale of securities available for sale	(1,100)	—	(1,668)
Realized and unrealized gain/(loss) on derivatives	(481)	(4,565)	7,449
Loss on impairment of available for sale securities	(5,666)	—	(6,924)
Foreign currency exchange gain	2,066	—	1,875
Other	57	(17)	234

Total other revenues (expenses):	(5,124)	(4,582)	966

Net income	$6,008	$315	$21,452

Net Income Per Share — basic	$0.34	$0.02	$1.22

Net Income Per Share — diluted	$0.34	$0.02	$1.22

Weighted-Average number of shares outstanding:

Basic	17,528,607	17,487,500	17,511,937

Diluted	17,528,607	17,487,500	17,511,937

Dividends declared per common share	$0.725	$0.25	$1.45

We refer to income before other revenues (expenses) as operating earnings.

The Company at this time is not supplying comparable 2005 six-month data because the Company commenced operations on March 15, 2005.
Crystal River Capital, Inc.
Condensed Consolidated Balance Sheet (UNAUDITED)
(amounts in thousands, except share and per share data)

	June 30,	March 31,	December 31,
	2006	2006	2005
ASSETS
Available for sale securities, at fair value	$2,692,928	$2,735,996	$2,439,228
Real estate loans	135,361	132,805	146,497
Cash and cash equivalents	56,200	21,906	21,463
Restricted cash	82,465	71,282	18,499
Receivables:
Principal paydown	7,824	9,394	11,773
Interest	15,089	14,914	12,091
Interest purchased	663	757	612
Due from broker	114,429	—	—
Due from affiliate	—	1,050	—
Prepaid expenses and other assets	2,245	1,460	961
Deferred financing costs, net	5,887	6,387	6,662
Derivative assets	35,854	27,370	11,983

Total Assets	$3,148,945	$3,023,321	$2,669,769

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued liabilities and other	$27,278	$2,272	$4,173
Due to Manager	2,820	1,933	486
Payable to broker	—	5,500	—
Dividends payable	12,705	12,702	—
Repurchase agreements	2,439,496	2,327,181	1,977,858
Repurchase agreement, related party	57,234	57,234	16,429
Collateralized debt obligations	210,903	211,210	227,500
Note payable, related party	—	—	35,000
Delayed funding of real estate loan	—	—	4,339
Interest payable	18,332	15,954	12,895
Derivative liabilities	6,575	6,162	9,660

Total Liabilities	2,775,343	2,640,148	2,288,340

Commitments and contingencies
Preferred Stock, par value $0.001 per share; 100,000,000 shares authorized, no shares issued and outstanding	—	—	—
Common stock, par value $0.001 per share; 500,000,000 shares authorized, 17,523,500, 17,519,500 and 17,487,500 shares, respectively, issued and outstanding	18	18	17
Additional paid-in capital	406,979	406,665	406,311
Accumulated other comprehensive loss	(16,269)	(13,090)	(11,742)
Declared distributions in excess of earnings	(17,126)	(10,420)	(13,157)

Total Stockholders’ Equity	373,602	383,173	381,429

Total Liabilities and Stockholders’ Equity	$3,148,945	$3,023,321	$2,669,769

COMPANY CONTACT
Marion Hayes
Assistant Vice President
Hyperion Brookfield Asset Management, Inc.
(212) 549-8413
mhayes@hyperionbrookfield.com
[CRZ-F]